Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

HEALTHTRONICS, INC.

Moderator: James Whittenburg

March 04, 2010

4:00 pm CT

Operator:	Good day, and welcome to the HealthTronics Fourth Quarter 2009 Earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Tina Macaluso. Please go ahead, ma’am.

Tina Macaluso:	Thank you. I’m Tina Macaluso. James Whittenburg, our President and Chief Executive Officer; and Richard Rusk, our Chief Financial Officer, are also on the call. Before we begin, let me remind everyone that this call will contain forward-looking-statements regarding HealthTronics and our subsidiaries, and the products and services we provide. Investors are cautioned that all such statements involve risk and uncertainty. Investors are also cautioned not to place undue reliance on these forward-looking-statements, which speak only as of the date of this presentation. HealthTronics undertakes no obligation to publicly revise these forward-looking-statements. Please refer to our press release as well as our SEC filings for a discussion of the risks related to these forward-looking-statements.

Now, I’d like to turn the call over to James.

James Whittenburg:	Thank you, Tina. Welcome to the HealthTronics Fourth Quarter 2009 Earnings call. Thank you for joining us today. In addition to those topics we ordinarily discuss on this call, we will end our commentary with annual guidance for 2010. Although we have not provided consolidated guidance in recent years, we’ve previously indicated that guidance may be helpful in the context of recent acquisitions.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

We are pleased to report a strong fourth quarter 2009. Revenue for the quarter increased 12.6% year-over-year to $50.3 million. Excluding one-time acquisition and refinancing costs that we will discuss shortly, adjusted EBITDA for the quarter was $8.5 million. After tax cash flow, a metric we discussed at length on our last earnings call, was $5 million during the quarter, excluding one-time cash paid for acquisition and refinancing costs.

The company’s non-GAAP net income, which excludes both stock based compensation and the one-time acquisition and refinancing costs was 6 cents per share. These results marked excellent progress and our ability to successfully leverage our platform of unique relationships with over 2,500 urologists nationally. We continue to gain greater traction in our mission to improve both patient care and physician practice economics through delivering exceptional products and services in urology.

In 2006, roughly three-fourths of our urology revenue derived from lithotripsy. Since that time, we have aggressively expanded our scope of products and services which now include uropathology; radiation therapy for prostate and other cancers; cryotherapy for prostate, renal, and other cancers; laser treatment for benign prostate enlargement; and a robust devices, maintenance, and consumables business.

Our guidance for 2010 reflects a more diversified business with non-lithotripsy revenues accounting for roughly 50% of our total revenues. Importantly, our lithotripsy revenues have grown during that same timeframe. We believe our progress at fulfilling our mission yield a compounding effect. Our success in creating value for our physician partners in turn creates success in growing the size of our channel. A more robust channel in turn creates even more compelling business opportunities that yield value for our shareholders.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Endocare, with its strong strategic and financial contribution, is but the latest achievement that highlights the true intrinsic value of our highly unique role in urology. As we move forward in 2010 and beyond, we believe more than ever that we possess a rare combination of strong urologist relationships, national scope and scale, and demonstrated ability to creatively identify new products and services that foster growth. We will strive to build on our current momentum to create additional value through organic growth and a disciplined growth to strategic acquisitions.

Now, Richard will review the financial results from the quarter. Richard.

Richard Rusk:	Thank you, James. As has been our practice in the past, we have included attachments to our press release which provide certain supplemental financial tables and schedules. These schedules provide detailed earnings data for the results of operations through December 31, 2009. I direct you to those tables for additional information.

Total revenues for the fourth quarter of 2009 were $50.3 million compared to $44.6 million in the fourth quarter of 2008. This 12.6% year-over-year growth was driven primarily by our Endocare operations which a $4.7 million of sales to external customers in the quarter.

Our total costs of revenues totaled $25.6 million in the fourth quarter, and as a percentage of revenue was 51%. Our selling, general, and administrative costs were $7.3 million for the quarter. Our adjusted EBITDA for the fourth quarter of 2009 was $8.5 million, excluding certain restructuring costs. Lastly, our after tax cash flow excluding cash paid for acquisition related costs was $5 million for the quarter.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Now, let’s look in more detail at our performance in the fourth quarter. Overall, lithotripsy revenues on a same store partnership basis increased approximately 1% over the same quarter in 2008, and lithotripsy revenue was up approximately 2% for the entire year of 2009 as compared to 2008.

Our prostate revenues increased approximately $1 million in the quarter as compared to the fourth quarter of 2008. Excluding Endocare contribution, revenues from our prostate operations were consistent with revenues for each of the last three quarters.

Revenues from our lab operations increased $326,000, or 12% over the same period in 2008. Adjusted EBITDA was $8.5 million in the fourth quarter of 2009, which was up approximately $2.7 million from the fourth quarter of 2008, and an increase of $1.4 million over the third quarter of 2009.

At December 31, our balance sheet position remains strong. Currently, we have $60 million capacity on our credit facility, and have $44 million of that amount draw at December 31, 2009. We renewed our facility in December, and extended the maturity date on the revolver until December of 2012. As part of the refinancing, we eliminated our interest coverage ratio covenant and replaced it with it with a fixed charge coverage ratio. We are well within both of our financial covenants at the end of the year.

Now, I will provide additional information on our Endocare integration efforts. As of this week, we have completed the relocation of all corporate functions, as well as our manufacturing operations from California to Austin. Accordingly, our fourth quarter legal, severance, and other deal costs totaled $4.8 million, $1.4 million of which was non-cash in nature and represented incremental costs of goods sold into our write up of Endocare’s inventory to fair value as part of our purchase accounting.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

We expect to expense an additional $500,000 to $750,000 of merger related costs in the first quarter of 2010, which will consist primarily of incremental costs of goods sold from this inventory write up, and cost to vacate the Endocare formal (office) location.

Now, I’ll turn it back over to James.

James Whittenburg:	Thank you, Richard. First, I would like to discuss our progress with Endocare integration. As you know, we closed the acquisition on July 27 of last year, and have benefitted from a timely integration. Based on a full quarter of operations and the near completion of our integration, we now believe we can anticipate more fully the benefits during 2010. Consistent with our last earnings call, I will address our progress by focusing on three primary areas, sales and marketing, manufacturing, and corporate and general administrative.

Beginning with sales and marketing, it is important to recall that prior to the acquisition; roughly 60% of Endocare’s domestic sale were to HealthTronics affiliated entities. This background is important as we look at the potential strategic impact of Endocare’s existing sales infrastructure, in the context of our much larger platform, which offers a diverse mix of products and services to the urology community.

During the fourth quarter, we continued to invest significant time cross-training our larger sales and marketing effort toward promoting the entire HealthTronics platform, including our cryotherapy opportunities. We now enjoy a similar call point for many of our services, and our integrated sales forces is able to sell through a number of relationships.

A significant impact of cross-training is a more consultative sales force that can address several different products and services with urologists. With the integration related training behind us, we have seen early indications -- for example in pathology -- that a more robust sales effort will create significant shareholder value for HealthTronics. We expect that we will continue to see positive results in 2010.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

We have introduced a new compensation framework, and any additional infrastructure in our sales and marketing efforts will tie to specific growth objectives for each of our businesses. As of this week, we have completed ahead of schedule, the relocation of Endocare’s manufacturing operations to a building adjacent to our corporate offices in Austin, Texas, and we’ve successfully secured the needed knowledge and talent base.

We have also completed integrating the corporate and general and administrative functions, eliminating (public) company costs, and relocating all financial reporting, information technology, human relations, and customer support functions to our headquarters. Most of the financial benefits of relocating these functions are reflected in our fourth quarter 2009 results. We show a positive adjusted EBITDA contribution of over $2.9 million during the fourth quarter, excluding one-time severance and relocation costs.

Before eliminating inter-company sales, Endocare contributed $7.1 million of revenue, and after inter-company eliminations, Endocare contributed $4.7 million of revenue to the quarter. Due in part to the inter-company eliminations, 2010 will reflect a much stronger margin than 2009. Also partly reflecting the absence of any non-controlling interest expense related to the Endocare contribution.

In addition, we expect that in 2010, certain costs savings -- for example, incremental improvements in lease and labor costs -- will exceed those reflected in fourth quarter 2009 results. Our uropathology business continued to demonstrate growth during the quarter, and we expect the revenue ramp and contribution from this business to gain further speed with the intensive integration effort behind us.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

We remain convinced that our emerging lab business presents an attractive, organic growth avenue during 2010. We continue to make progress in radiation therapy, with much greater clarity now in the reimbursement landscape. With two centers operational and another five under letters of intent, we remain confident that IGRT will provide significant growth in 2011 and beyond.

The lithotripsy business continues to be the foundation of our company, contributing over $27.2 million in revenue this past quarter, which compares to $26.8 million in the same quarter for 2008. More importantly, the business continues to generate strong stable cash flow that we have demonstrated can be reinvested in both M&A and other parts of the business that will yield very meaningful growth.

As you will recall, our mission is to continually scan the marketplace for new technologies and opportunities that will both enhance patient care and physician practice economics.

In recent years, we have demonstrated our ability to act on our missions, be it cryoablation technology, radiation therapy, laboratory services, and laser treatment for benign prostate enlargement. As each of these businesses evolve, we make continual efforts to outpace competitors by bringing innovative, value added technologies to our partners.

One recent example of this, in respect to our BPH laser business. In the fourth quarter, we successfully deployed a new BPH laser technology in one of our markets. While similar to the RevoLix Laser, this particular deployment was the first of its kind in the United States, and initial physician response has been strong. While this technology itself may not be an immediate game changer for our shareholders, it does strengthen our channels, as our physician partners now benefit from additional attractive choices in laser BPH treatment.

Now, a brief update on our new credit facility. During the fourth quarter, we successfully refinanced the company’s $60 million senior credit facility during a year when credit markets tightened and restricted covenants became much more constraining. Despite the environment, we retained all three prior syndicate members, each one of whom is a large and nationally respected lending institution.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

The new three-year facility increased the company’s flexibility and capital allocation, and largely retained our prior covenant structure, with the exception of shifting only from an interest coverage ratio to a fixed charge coverage ratio. Management viewed the rate increase of 1.35%, yielding a total current annualized rate of less than 3.5%, as a significant accomplishment premised on the strength of our balance sheet and cash flow metrics.

As it relates to healthcare reform, we continue to see moving parts as market participants and partisan views in the current debate weigh in. We believe strongly that our diversified and uniquely structured business position the company well within the current regulatory and reimbursement environment.

I would now like to discuss the new financial metric we introduced on our last earnings call, and then end with full year guidance for 2010. Starting with our after tax cash flow metric, our intent is to provide investors a clear picture of the cash flow available for general corporate uses.

We feel the best way to do this is using our net cash provided by operating activities, and subtracting the distributions to minority interests. It is important to note that this metric fully accounts for both interest and taxes paid during the period. For simplicity, we will refer to this metric as after tax cash flow.

We believe that after tax cash flow highlights company benefits that historically have not been well reflected in our GAAP earnings. For example, after tax cash flow includes the impact of changes in working capital, and thereby provides better insight into our ability to manage payables, receivables, and inventory, which is something we feel is a strength that has not been previously highlighted.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Perhaps more significantly, over the past few years we have seen a large differential between actual cash taxes paid and the taxes shown on our GAAP income statement. As of December 31, we have over $125 million of federal net operating loss carry-forwards, which are available to offset federal taxable income through 2028, subject to certain annual limitations under Internal Revenue Code sections 382 and 383.

Importantly, we currently expect the treatment of our tax assets during 2010 to result in a tax rate for GAAP reporting purposes of between 5% and 15%, depending on vesting and treatment of certain employee equity incentives. The impact of this treatment is reflected in our guidance for 2010, and more reflective of our anticipated true tax obligation for 2010.

Our after tax cash flow for the quarter, excluding one-time Endocare transaction costs and refinancing costs totaled $5 million. To convert from this metric to what is typically referred to as free cash flow; one would ordinarily subtract capital expenditures made at the corporate level.

It is important to note that purchases of equipment and lease hold improvements reflected on our cash flow statements includes capital expenditures at both the corporate and partnership levels. And, a significant portion of expenditures are made in equipment at the partnership. Thus, we will also be reporting a break out of CapEx at the corporation and physician partnership level during each period.

For the fourth quarter, CapEx totaled $6 million, $3.3 million of which was at corporate and wholly owned entities, and that includes our lab, manufacturing, and device service operations, and $2.7 of which was at the partnership levels. Please note that capital expenditures at the partnership level are borne by our partners in relation to their ownership, which on average is approximately 80%.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Please also note that the majority of CapEx in the fourth quarter of 2009 related to system improvements on our new IT system that we implemented at the end of the year, and also related to one-time costs related to the relocation of manufacturing to our facility in Austin, Texas.

You will recall that earlier this year, we changed the schedule by which we make partnership distributions. Prior to 2009, distributions to our partners were made on an irregular quarterly basis that was based on the tax calendar. They are now done on a more consistent monthly basis.

At the time we made this switch, I indicated that one benefit would be increased transparency and operating cash flows for the investor community. Thus by highlighting after tax cash flow in our quarterly releases, we will be leveraging this increased transparency. However, given the irregular distribution schedule in prior years, be aware that we will not be able to make year-over-year comparisons until after the first quarter of 2010.

At this point, we will end the call with full year guidance for 2010, excluding one-time costs related to completing the Endocare acquisition. While the 2010 guidance represents very significant growth in profitability over 2009, we continue to make significant reinvestments in growth initiatives, and believe that our 2010 operating plan will position us for meaningful organic growth in 2011 and beyond.

Please also note that during 2010, we expect the seasonality in our base lithotripsy business to be consistent with prior years, with our first quarter typically being the weakest, and the third quarter being the strongest. Additionally, the guidance does not reflect contributions from any acquisitions that may take place during 2010.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Guidance for the full year 2010 is as follows. Consolidated revenue of $203 million to $208 million, positive adjusted EBITDA contributions of $32 million to $34 million, after tax cash flow of $20 million to $22 million, and EPS of 25 cents per share to 30 cents per share.

Operator, we’re now happy to take questions.

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing star 1 on your touchtone telephone.

If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 if you would like to ask a question.

And as a reminder, that is star 1 if you would like to ask a question today.

We’ll take our first question from David McDonald with SunTrust.

David MacDonald:	Good afternoon guys. James, one quick question on the - kind of the cross-education of the sales force. Has that been complete for long enough that you know you can see any acceleration in some of the cross-selling that’s taking place? You know, just a little bit more color around that. And also, would like to hear from you - you know, what you view as some of the more meaningful cross-selling opportunities in ’10 when you know, this is kind of fully operational and humming.

James Whittenburg:	Thank you, David. Thanks for joining us this afternoon. As to the cross-training, most of that occurred in the third and fourth quarters of 2009. And, you’ll recall that a significant portion of that occurred in connection with the integration of the Endocare sales infrastructure.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

And so for a number of the individuals that joined us via Endocare, it was a steep hurdle to clear, in terms of gaining both knowledge and the skill set needed to sell across a much broader platform of products and services. In particular the lab which represents a very different sale and what I would call a more conceptual sale that takes place in cryotherapy.

So, a significant portion of the time spent in the third and fourth quarter was equipping those individuals to sell across the broader platform, and evaluating whether or not that’s something that they could do effectively.

We did have I think more significant turnover in the Endocare sales staff than we had hoped we would see. But, that’s different than saying it’s more than what we expected, because we did expect that it would be a significant challenge.

So what I can say is at the end of the fourth quarter, we do feel like we had largely settled on a sales force that -- absent expansion as we continue to see growth in the lab business -- was the team we would move into 2010 with, and that they were fully trained as of the end of the fourth quarter. The first opportunity I think we really have to gain insight into the contributions they can make is during the first quarter.

David MacDonald:	Okay.
James Whittenburg:	And, we do have -- at least internally -- some visibility, and are encouraged by the contributions that we saw in January. And, do expect that we will have a more accelerated ramp, in particular in the pathology business.

As to the primary areas where we expect to see benefit from the cross training, uropathology I think is an area where when you look at the size of the market and you look at the number of partners that we have that - have as a significant component of their practice -- referring prostate biopsy specimens -- that’s one that we think cross-selling can make a very significant impact, given that we already have significant infrastructure around our lab initiative and would not expect to have to add significant fixed costs over 2010. Instead, just looking at continuing to build a more robust sales force that’s capable of selling lab.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Our 2010 guidance does reflect additional infrastructure that we will continue to commit toward our expanded sales effort and the lab growth.
David MacDonald:	Okay. And then, I guess two questions on that. By the time we get out of 2010, will the investment and all the infrastructure kind of be where you need it to be, where you - you know, where the business model leverage really takes off?

And then a second question is, you mentioned the new comp structure for sales tied to growth. Is any part of that compensation tied to the profitability of the growth that they bring in the door?

James Whittenburg:	Yes on both questions.
David MacDonald:	Okay.

James Whittenburg:	I do expect that before the end of 2010, we will have a sales force that provides us the kind of national coverage with the skill set that it takes to fully sell across all of our different products and services. And then to your second question, yes.

David MacDonald:	Okay. And then, just on the radiation therapy initiative, you mentioned you have two centers opened. I think you said five LOIs out there. Can you A; give us a sense where the second center is located? And then how many of those five LOIs do you expect to close in 2010?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

James Whittenburg:	Sure, David. The second center is located in Philadelphia. And with respect to timing on the centers that are under LOI, we continue to make good progress, but consistent with the discussions on the last call, we do not -- while it’s possible -- we do not want to set expectations that we will have a third center operational before the end of 2010.

David MacDonald:	Okay.

James Whittenburg:	But, we would expect that to happen in fourth quarter of 2011.

David MacDonald:	And then just you know, on the balance sheet, financial flexibility, acquisitions - I mean, it seems like you guys have you know, in my opinion, all of the urology pieces that you need. Are there any other areas within urology, or any other areas of expansion that you would look at? Or, would the most effective acquisition right now be go out and buy a sizable lithotripsy practice and then let them cross-sell all the additional bells and whistles that you guys have?

James Whittenburg:	You know, that’s a great question David. From our perspective, there really are more opportunities than we feel we’re equipped to pursue at our current size. And often what we do is, whether it’s adding a lithotripsy venture that’s more consistent with our traditional business, and then looking at the top line synergy opportunities, in terms of cross-selling and incrementally adding revenue to the business we acquired, or whether it’s actually looking at a business that is not tied exclusively to urology, we’re constantly evaluating all of those options.

And, some areas that we have taken a look at and will continue to take a look at are pharma. One area that we’ve looked at periodically is gynecology. That falls outside urology, but we do think there could be some opportunities. These are not things we would expect to execute on in the next six months necessarily, but certainly things that we continue to work on.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Clinical research is one other area. Diagnostics, and looking more thoroughly at some of the diagnostic opportunities that are out there is an area that interests us. And then of course, we have our organic growth initiatives in pathology and IGRT that are significant opportunities.

David MacDonald:	Okay. Thanks guys.

James Whittenburg:	You bet.

Operator:	And as a reminder, that is star 1 if you would like to ask a question. We’ll go next to Mitra Ramgopal with Sidoti.

Mitra Ramgopal:	Yes. Hi. Good afternoon guys. First, if you can just remind me what the size of the sales force was pre-Endocare and what it is now, as you enter 2010.

James Whittenburg:	The sales force pre-Endocare - and Mitra, I’m going to give you rough numbers, because there are - you know, some positions that factor in maybe a little less directly related to international sales and things of that nature. But just in rough numbers, we were looking at roughly 10 to 12 sales people before the Endocare acquisition. And today, we’re sitting at closer to two dozen sales people.

Mitra Ramgopal:	Okay. And with regards to the guidance, are you - should we look for more expansion on that front? Or you pretty much have what you need in place?

James Whittenburg:	Actually, the 2010 guidance that we’ve issued incorporates some additional expansion on the sales and marketing efforts that we have in place, even as of today.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Mitra Ramgopal:	Okay. And just a quick question, coming back on the - if I look at the corporate CapEx, I saw it seemed a little high this quarter. Anything in particular there that stands out?

James Whittenburg:	Yes, thanks Mitra. The fourth quarter is not a CapEx rate that you would annualize to get a feel for what our ongoing CapEx costs look like as a company. In the fourth quarter, we had two significant areas that are really one-time in nature.

One was over a million dollars that we spent related to implementation of a new ERP system that allows us to tie in the manufacturing function with our accounting and reporting function. And then also, it ties in more closely our billing and collection function with our accounting and reporting function. And, that’s a significant effort that we had underway much of 2009, that positions us for growth in 2010 and beyond.

The second thing was significant CapEx related to the relocation of the Endocare manufacturing facility, which accounted itself for over a million dollars in the fourth quarter. So the sum of it is, in the fourth quarter over two-thirds roughly of our CapEx related to what we would view as one-time items. And so if you were to back that out of the CapEx during the quarter, and try to gain a feel for what annualized CapEx would be on a normalized basis, it really is more in the $3 million range.

Mitra Ramgopal:	Okay, thanks. And again, you mentioned - we’ve seen litho come down from 75% of revenue in ’06 to about half at the end of ’09. As you look out over the next you know two or three years absent acquisitions - I mean, how do you see the mix changing in light of your present product offering?

James Whittenburg:	It’s a difficult question to answer Mitra, because you know ultimately as we look at any opportunity that’s strategic in nature, we’re evaluating the contribution that that opportunity has to create shareholder value. And, it’s impossible to know as we sit here today how different opportunities might evolve in 2010. And until we knew which opportunities that present the greatest ability to create shareholder value - until we know where they fall -- in other words, in lithotripsy or in an area that may not be as closely tied to our core business -- it would be impossible to say.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Mitra Ramgopal:	Okay. And you know, as you evaluate potential acquisitions and partnerships, et cetera, is there anything on the regulatory or even the proposed healthcare reform that you think - you know, affects you either positively or otherwise?

James Whittenburg:	Certainly not in a negative sense. I think there’s some things that we continue to monitor closely that we think if say change would create opportunities for the company moving forward. And, I won’t go into any detail there, but I will say there are certainly two areas that we watch closely, one of which you know, relates to one specific market, and another a different market.

Mitra Ramgopal:	Okay, thanks. I’ll get back in queue.

Operator:	We’ll go next to Greg Eisen with ICM Asset Management.

Greg Eisen:	Thanks. Good afternoon.

James Whittenburg:	Good afternoon, Greg.

Greg Eisen:	You mentioned that you deployed a new laser at one site this quarter as an alternative to the RevoLix. Can you describe where this laser came from? Who makes it? Or at least, what’s the relationship between you and the manufacturer? And kind of why you’re doing this? And what could be the upside of doing it?

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

James Whittenburg:	Sure. I’d be happy to. The manufacturing is a company called Quanta who has a laser called a Quanta Laser. It’s manufactured in Italy. And our relationship with the manufacturer is strictly one of a vendor/customer. And at this point, there are two drivers behind our decision to look at another technology. One was simply an effort to look at ways to improve our margins and cost structure in the business.

And secondly, is the clinical benefits afforded by some of the particular traits of this laser technology. And, I won’t go into a lot of detail, but it operates at a higher power output than the RevoLix Laser.

Greg Eisen:	Got you. And do you expect to continue to invest in it in the coming quarters?

James Whittenburg:	Based on the initial feedback we have, I do anticipate that the physicians we partner with will have an interest in this technology. In that respect though, I would simply reiterate that purchases of this laser would occur at the partnership level. And so, our share of the CapEx burden -- if you will, associated with purchases of laser -- would fall at less than 20%.

Greg Eisen:	Got you. Speaking of capital spending, regarding the earlier question about the annualized capital spending rate and how you had one-time items in the fourth quarter, when you say an annual CapEx range of around the $3 million range, I assume that you meant that was on the corporate level as opposed to...

James Whittenburg:	That’s a great clarification.

Greg Eisen:	....excluding function-level spending.

James Whittenburg:	A great clarification and that is what I meant.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Greg Eisen:	Okay. So partnership level spending is above and beyond that?

James Whittenburg:	It will be, yes.

Greg Eisen:	And, we can expect to see that continue at some level. And then, IGRT would be - again, in a partnership?

James Whittenburg:	That would be something that we would address separately all together.

Greg Eisen:	Yes.

James Whittenburg:	And any CapEx there, while it would be significant, would be in relative close proximity to a center’s opening. And so, you would have some visibility into that before the center even opened.

Greg Eisen:	Sure. Can I ask -- since you don’t have the complete balance sheets in the release -- what the cash on hand was at the end of the quarter?

Richard Rusk:	Cash on hand was about $8-1/2 million at the end of the year.

Greg Eisen:	Great. And the total interest bearing debt

Richard Rusk:	Total interest bearing debt was just under $50 million, with about $5 million of that being at the partnership level, and $44 million drawn on our line of credit.

James Whittenburg:	And again, the distinction there Greg is the $5 million that exists at the partnership level is obviously serviced by what I would consider the consolidated EBITDA number, not the adjusted EBITDA number.

HEALTHTRONICS, INC.

Moderator: James Whittenburg

03-04-10/4:00 pm CT

Confirmation # 5641068

Greg Eisen:	Got you. So, that’s serviced before partnership distributions.

James Whittenburg:	Correct.

Richard Rusk:	Correct.

Greg Eisen:	I understand. I think that was it for my questions right now. Thank you.

James Whittenburg:	Thank you, Greg.

Richard Rusk:	Thank you.

Operator:	And, there appears to be no further questions at this time. I will turn the conference back over to our speakers for any additional or closing comments.

James Whittenburg:	Thank you again for joining us for our fourth quarter 2009 earnings call. We look forward to speaking to you again next quarter.

Richard Rusk:	Thank you.

Operator:	And, that does conclude today’s call. We thank you all for your participation.

END